TERM LOAN AGREEMENT

Dated as of May 2, 2007

by and between

GLOBECOMM SYSTEMS INC.

and

CITIBANK, N.A.

SCHEDULES

Schedule I	–	Subsidiaries and Affiliates

Schedule II	–	Liens

Schedule III	–	Existing Indebtedness

Schedule IV	–	Existing Guaranties

EXHIBITS

Exhibit A	–	Form of Note

Exhibit B	–	Form of Guaranty

Exhibit C	–	Form of Pledge Agreement

Exhibit D	–	Form of Security Agreement

Exhibit E	–	Form of Opinion of Counsel